EXHIBIT 23

                                  INDEPENDENT AUDITORS' CONSENT


The Board of Directors
CCB Financial Corporation


We consent to incorporation by reference in the Registration Statement (No. 33-51657) on Form S-8 of CCB Financial Corporation of our report dated May 19, 1995, relating to the statements of net assets available for plan benefits of the CCB Financial Corporation Retirement Savings Plan as of December 31, 1994 and 1993, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1994 annual report on Form 11-K of the CCB Financial Corporation Retirement Savings Plan.






                                           KPMG Peat Marwick LLP
North Carolina
June 28, 1995